Exhibit 99.1

News Release
For immediate release

Christy McElroy
904 598 7616
ChristyMcElroy@regencycenters.com

Regency Centers Announces COO Retirement and Succession Plan

JACKSONVILLE, Fla.(April 12, 2022) – Regency Centers Corporation (“Regency” or the “Company”) (Nasdaq:REG) today announced forthcoming changes to its executive management team. Jim Thompson, Executive Vice President and Chief Operating Officer, has announced his retirement, effective December 31, 2022. Concurrently, the Company is pleased to announce the following executive management promotions, effective January 1, 2023:

•
Alan Roth, currently Senior Managing Director, East Region, will become Executive Vice President, National Property Operations and East Region President. Alan will be responsible for operations strategy and processes nationally, as well as overseeing execution of the operations and investment strategies in our Northeast and Southeast regions.
•
Nick Wibbenmeyer, currently Senior Managing Director, West Region, will become Executive Vice President, West Region President. Nick will be responsible for investment and development strategy and processes nationally, as well as overseeing execution of the operations and investment strategies in our West and Central regions.

“Jim embodies Regency’s special culture every day, and I’m proud to call him a mentor and a friend. He leaves behind a legacy that will endure in how we will continue to operate our business going forward,” said Lisa Palmer, President and Chief Executive Officer. “We are so lucky to have two proven veterans in Alan and Nick, who have worked alongside Jim as regional leaders for many years. I’m looking forward to a seamless transition as they both take on national strategic responsibilities, and to working with them even more closely as we continue to grow and thrive as a best-in-class owner, operator and developer of open-air shopping centers.”

“Jim has been an important partner to me over his more than 40 years as a leader within the organization, and I’m grateful to him for helping build Regency into the company it is today. His experience throughout real estate cycles, along with his industry expertise and reputation, have been vital to our success,” said Hap Stein, Executive Chairman. “Alan and Nick are indicative of Regency’s deep bench of talented leaders, having already had an immense impact on how we run our business.”

Alan Roth is currently Senior Managing Director of the East Region for Regency Centers, prior to which he was Managing Director of the Northeast, Mid-Atlantic and Southeast Regions. Alan has held various other leadership positions at the Company, including Senior Vice President and Senior Market Officer for the Mid-Atlantic and Northeast portfolio, and Vice President and Regional Officer. Alan joined Regency as a Leasing Agent in 1997 through the acquisition of Midland Development Group.

Nick Wibbenmeyer is currently Senior Managing Director of the West Region for Regency Centers, prior to which he was Managing Director of Florida and the Midwest Region. Nick has held various other leadership positions at the Company, including Senior Vice President and Senior Market Officer, Vice President and Market Officer, and Vice President of Investments. Nick joined Regency in 2005 as Manager of Investments for the Upper Midwest.

About Regency Centers Corporation (Nasdaq:REG)

Regency Centers is a preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.